UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2008

CanAm Uranium Corp.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	522259 (Commission File Number)	None (IRS Employer Identification No.)

Crown Plaza Building
114 W. Magnolia Street, Suite 424
Bellingham, Washington 98225
(Address of principal executive offices) (Zip Code)

(206) 274-7598
(Registrant’s telephone number, including area code)

.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 6, 2008, CanAm Uranium Corp., a Nevada corporation (the “Company”), agreed with 14 holders of convertible debentures of the Company, due 2010, to amend the terms and conditions of the convertible debentures held by such holders. The convertible debentures represent an aggregate principle amount of $445,000 owed by the Company to the debenture holders. Under the terms and conditions of the amendment, each convertible debenture holder has the right to convert all principle and interest due and owing under the debenture into common stock of the Company at a conversion rate of $0.01 per share. On May 5, 2008, the closing price per share of common stock of the Company on the Over-the-Counter Bulletin Board was $0.015.

Prior to the amendment to the convertible debentures, the debenture holders had the right to, generally speaking, at any time or from time to time, on or after the date that is six (6) months from the date of issuance of the debenture, convert the debenture into shares of common stock of the Company, at a conversion price equal to seventy five percent (75%) of the greater of (i) lowest closing bid price per share of common stock of the Company for the twenty (20) trading days immediately preceding the date of conversion and (ii) $0.05 per share.

Item 302 Unregistered Sales of Equity Securities.

On May 6, 2008, the Company offered, sold and issued 19,962,500 shares of common stock of the Company to 14 holders of convertible debentures of the Company, due 2010, at a conversion price of $0.01 per share, pursuant to the conversion terms of certain convertible debentures, as amended, and as further described in Item 1.01 of this Current Report on Form 8-K. The portion of debentures converted represented an aggregate of $199,625 of  $445,000 debt owed by the Company to the debentures holders. The Company offered and sold the shares of common stock to the debenture holders pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D, promulgated thereunder. Each purchaser was an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501(a).

Item 8.01 Other Events.

On April 30, 2008, the Company elected to not exercise its option to purchase the Bancroft mining claims expired, without CanAm Uranium purchasing such mining claims. Can Uranium does not believe that the $380,000 purchase price merited payment based on the results of exploration in area covered by the claims and did not have sufficient cash funds to exercise its option. The Bancroft mining claims are the subject of that certain Property Option Agreement dated October 23, 2006, as amended, by and between CanAm Uranium and El Nino Ventures Inc., pursuant to which CanAm acquired an option to purchase the Bancroft mining claims. The Bancroft claims are leases to mine mineralized material, granted by the Province of Ontario, Canada, and provide the holder of the leases the exclusive right to explore for and develop mineralized material under 37 claims, covering approximately 3,952 hectares of real property, located in the southeastern part of the Province of Ontario, Canada.

Item 9.01. Financial Statements and Exhibits

Exhibits

No.	Description

10.1	Form of Amendment No. 1 to Convertible Debenture Due 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CanAm Uranium Corp. (Registrant)

Date: May 12, 2008	By:	/s/ Ryan Gibson
Name: Ryan Gibson Title: Chairman of the Board of Directors

EXHIBIT INDEX

No.	Description

10.1	Form of Amendment No. 1 to Convertible Debenture Due 2010